Exhibit 99.1

Pulmatrix, Inc. Announces Closing of $16.6 Million Upsized Public Offering

Underwriter Exercises In Full Option to Purchase Additional Securities

LEXINGTON, Mass., April 8, 2019 /PRNewswire/ – Pulmatrix, Inc. (“Pulmatrix,” the “Company,” “we,” “our” or “us”) (NASDAQ: PULM) today announced the closing of its previously announced underwritten public offering of an aggregate of 1,719,554 common units and 8,947,112 pre-funded units at a price to the public of $1.35 per common unit and $1.34 per pre-funded unit, as well as the purchase of an additional 1,599,999 shares of common stock and common warrants to purchase an additional 1,599,999 shares of common stock purchased pursuant to the exercise in full of the underwriter’s option to purchase additional securities. Each common unit contains one share of common stock (or, in the case of the pre-funded units, one pre-funded warrant) and one common warrant to purchase a share of common stock.

H.C. Wainwright & Co. acted as the sole book-running manager for the offering.

The gross proceeds of the offering are expected to be approximately $16.6 million, including the full exercise of the underwriter’s option to purchase additional securities and assuming the receipt of the proceeds from the full exercise of the pre-funded warrants, but prior to deducting underwriting discounts and commissions and other offering expenses. The Company intends to use the net proceeds of this offering for research and development of its therapeutic candidates, particularly the development of Pulmazole, as well as for working capital and general corporate purposes.

Each common warrant has an exercise price of $1.35 per share, is exercisable immediately and will expire five years from the date of issuance. Each pre-funded warrant has an exercise price of $0.01 per share and is exercisable until all other pre-funded warrants have been exercised in full.

A registration statement on Form S-1 relating to these securities was declared effective by the Securities and Exchange Commission (“SEC”) on April 3, 2019, and an additional registration statement on Form S-1 filed pursuant to Rule 462(b) relating to these securities became automatically effective upon filing. The offering was made only by means of a prospectus forming part of the effective registration statement. Electronic copies of the final prospectus relating to the offering may be obtained by contacting H.C. Wainwright & Co., LLC, 430 Park Avenue, 3rd Floor, New York, NY 10022, by calling (646) 975-6996 or by emailing placements@hcwco.com or at the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline is focused on advancing treatments for serious lung diseases, including Pulmazole, inhaled anti-fungal itraconazole for patients with ABPA, and PUR1800, a narrow spectrum kinase inhibitor for patients with obstructive lung diseases including asthma and chronic obstructive pulmonary disease (“COPD”). Pulmatrix’s product candidates are based on iSPERSE™, its proprietary engineered dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

Forward-Looking Statements

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that such statements involve risks and uncertainties that may materially affect the Company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the use of proceeds, the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K filed by the Company with the Securities and Exchange Commission, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact
Robert Clarke, CEO	William Duke, CFO
(781) 357-2333	(781) 357-2333
rclarke@pulmatrix.com	wduke@pulmatrix.com